UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on Thursday, January 8, 2004 at the Hilton San Diego Mission Valley, 901 Camino del Rio South, San Diego, California 92108 for the following purposes:

1.	To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The present Nominating Committee of the Board of Directors of the Company has nominated and recommends for election as directors the following ten persons:

Rafael E. Barcenas James F. Cahill Murray L. Galinson Katherine L. Hensley Leon C. Janks	Lawrence B. Krause Angel Losada M. Jack McGrory Robert E. Price Edgar A. Zurcher

2.	To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s Common Stock from 15,000,000 to 20,000,000 shares.

3.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on November 12, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of PriceSmart, Inc., 4649 Morena Blvd., San Diego, California 92117.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert M. Gans
Secretary

San Diego, California
December 24, 2003

PRICESMART, INC.
4649 Morena Blvd.
San Diego, California 92117

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
January 8, 2004

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 8, 2004 (the “Annual Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about December 24, 2003. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. Unless contrary instructions are indicated on the Proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Nominating Committee’s nominees for directors, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, and will be voted for the amendment to the Amended and Restated Certificate of Incorporation of the Company. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annual Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 4649 Morena Blvd., San Diego, California 92117.

Voting

Stockholders of record at the close of business on November 12, 2003 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

As of November 12, 2003, 7,368,255 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any nominee for the Board of Directors and thus will be disregarded in the calculation of “votes cast” for purposes of electing nominees to the Board of Directors. However, because the approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company requires the affirmative vote of a majority of the outstanding Common Stock, abstentions and “broker non-votes” will have the same effect as a vote cast against the amendment. Any unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees for the Board of Directors, as indicated in the accompanying Proxy card, and in favor of the amendment to the Amended and Restated Certificate of Incorporation of the Company.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock, the Company’s 8% Series A Cumulative Convertible Redeemable Preferred Stock, $.0001 par value per share (“Series A Preferred Stock”), and the Company’s 8% Series B Cumulative Convertible Redeemable Preferred Stock, $.0001 par value per share (“Series B Preferred Stock”), as of October 31, 2003 by (1) each of the Company’s directors, (2) each of the Company’s Named Executive Officers (as defined herein), (3) each person who is known by the Company to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

	Number of Shares Beneficially Owned (2)			Percentage of Shares Beneficially Owned
Name and Address (1)	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Series A Preferred Stock	Series B Preferred Stock
Robert E. Price (3)(4)	3,277,210	1,100	15,000	40.2%	5.5%	68.2%
Gilbert A. Partida (5)	150,234	—	—	2.0	—	—
Rafael E. Barcenas (6)	34,052	—	—	*	—	—
James F. Cahill (3)(7)	2,286,030	1,100	10,000	28.9	5.5	45.5
Murray L. Galinson (3)(8)	2,236,287	1,100	10,000	28.3	5.5	45.5
Katherine L. Hensley (9)	20,478	—	—	*	—	—
Leon C. Janks (10)	19,312	—	—	*	—	—
Lawrence B. Krause (11)	19,412	—	—	*	—	—
Angel Losada M. (12)	400,600	15,000	—	5.2	75.0	—
Jack McGrory (3)(13)	2,231,287	1,100	10,000	28.2	5.5	45.5
Edgar A. Zurcher (14)	761,763	—	—	10.3	—	—
Robert M. Gans (15)	50,650	—	—	*	—	—
Thomas D. Martin (16)	60,764	—	—	*	—	—
William J. Naylon (17)	33,100	—	—	*	—	—
Allan C. Youngberg (18)	54,600	—	—	*	—	—
Wynnefield Partners Small Cap Value, L.P. (19) One Penn Plaza, Suite 4720 New York, NY 10119	374,066	1,000	—	5.1	5.0	—
Sol Price (3)(20) 7979 Ivanhoe Avenue, Suite 520 La Jolla, CA 92037	2,961,597	1,650	17,000	35.8	8.3	77.3
PSC, S.A. P.O. Box 0832-1384 World Trade Center Panama, Republic of Panama	758,813	—	—	10.3	—	—
Grupo Gigante, S.A. de C.V. (21) Ave. Ejercito Nacional 769-A Delegacion Miguel Hidalgo Col. Nueva Granada 11520 Mexico, D.F., Mexico	400,000	15,000	—	5.1	75.0	—
All executive officers and directors as a group (16 persons) (22)	4,807,136	16,100	15,000	54.8	80.5	68.2

*	Less than 1%.

(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 4649 Morena Blvd., San Diego, California 92117.

(2)	Beneficial ownership of directors, executive officers and 5% or more stockholders includes both outstanding shares and shares issuable upon exercise or conversion of options, warrants or other securities that are currently exercisable or convertible or will become exercisable or convertible within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.

(3)	Robert E. Price, James F. Cahill, Murray L. Galinson, Jack McGrory and Sol Price are directors of The Price Family Charitable Fund (the “Fund”). As such, for purposes of this table, they are each deemed to beneficially own 914,382 shares of Common Stock, 550 shares of Series A Preferred Stock, which are currently convertible into 14,666 shares of Common Stock, and 5,000 shares of Series B Preferred Stock, which are currently convertible into 250,000 shares of Common Stock, held by the Fund. Each of Messrs. R. Price, Cahill, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by the Fund. Messrs. R. Price, Cahill, Galinson, McGrory and S. Price also are co-managers of The Price Group LLC (the “Price Group”). As such, for purposes of this table, they are each deemed to beneficially own 165,577 shares of Common Stock held by the Price Group and 5,000 shares of Series B Preferred Stock, which are currently convertible into 250,000 shares of Common Stock, held by the Price Group. Each of Messrs. R. Price, Cahill, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by the Price Group. In addition, Messrs. R. Price, Cahill, Galinson, McGrory and S. Price are directors of San Diego Revitalization Corp. (“SDRC”). As such, for purposes of this table, they are each deemed to beneficially own 619,046 shares of Common Stock held by SDRC and 550 shares of Series A Preferred Stock, which are currently convertible into 14,666 shares of Common Stock, held by SDRC. Each of Messrs. R. Price, Cahill, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by SDRC. If the percentages of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by Messrs. R. Price, Cahill, Galinson, McGrory and S. Price were calculated without regard to the shares held by the Fund, the Price Group or SDRC, they would own 13.8%, 0.8%, 0.1%, 0.0% and 9.5%, respectively, of the Common Stock, 0.0%, 0.0%, 0.0%, 0.0% and 2.8%, respectively, of the Series A Preferred Stock, and 22.7%, 0.0%, 0.0%, 0.0% and 31.8%, respectively, of the Series B Preferred Stock.

(4)	Includes 596,067 shares of Common Stock and 3,000 shares of Series B Preferred Stock, which are currently convertible into 150,000 shares of Common Stock, held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. R. Price is a trustee. Also includes 179,948 shares of Common Stock and 2,000 shares of Series B Preferred Stock, which are currently convertible into 100,000 shares of Common Stock, held by the Robert and Allison Price Trust, of which Mr. R. Price is a trustee. Also includes 22,778 shares of Common Stock held by a trust for the benefit of Mr. R. Price’s minor children, of which Mr. R. Price is a trustee.

(5)	Includes 113,229 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 500 shares of Common Stock held by Mr. Partida as custodian for his minor child (UGMA-CA). Also includes 4,825 shares of Common Stock held in a tenants in common account with two other individuals and 1,113 shares of Common Stock held in a tenants in common account with one other individual. Each of these individuals has shared dispositive power with respect to the shares in their respective accounts. Also includes 1,205 shares of Common Stock held in an Individual Retirement Account maintained by Mr. Partida’s wife. The foregoing information relating to Mr. Partida’s Common Stock ownership is based solely upon information contained in a Form 4 filed with the Securities and Exchange Commission (the “SEC”) by Mr. Partida on May 27, 2003. Mr. Partida, the Company’s former President and Chief Executive Officer, ceased employment with the Company on April 1, 2003.

(6)	Includes 14,709 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 6,490 shares of Common Stock held by a Panamanian corporation controlled by Mr. Barcenas.

(7)	Includes 4,450 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 49,368 shares of Common Stock held by a trust for the benefit of Mr. S. Price’s grandchildren, of which Mr. Cahill is a trustee. Mr. Cahill disclaims beneficial ownership of the shares held by the trust.

(8)	Includes 2,950 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(9)	Includes 15,796 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 900 shares of Common Stock held in a trust of which Ms. Hensley is a beneficiary and for which she serves as trustee.

(10)	Includes 16,596 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(11)	Includes 13,596 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 1,816 shares of Common Stock held by the Krause Family Limited Partnership, of which Mr. Krause is a general partner, and 4,000 shares of Common Stock held by the Krause Family Trust, of which Mr. Krause is a trustee.

(12)	Includes 600 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 15,000 shares of Series A Preferred Stock, which are currently convertible into 400,000 shares of Common Stock, held by Grupo Gigante, S.A. de C.V. (“Gigante”), of which Mr. Losada is Vice-Chairman and Executive President. Mr. Losada also owns 13.5% of the common stock of Gigante, and together with members of his family, owns an aggregate of 69.4% of the common stock of Gigante. Mr. Losada disclaims beneficial ownership of the shares of Series A Preferred Stock held by Gigante.

(13)	Includes 2,950 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(14)	Includes 2,950 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 758,813 shares of Common Stock held by PSC, S.A., of which Mr. Zurcher is a director and 9.1% shareholder. Mr. Zurcher disclaims beneficial ownership of the shares held by PSC, S.A.

(15)	Includes 32,650 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 8,750 shares of Common Stock held for Mr. Gans’ account in a profit sharing and 401(k) plan maintained by his former employer.

(16)	Includes 36,400 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(17)	Includes 23,500 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(18)	Includes 52,400 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Mr. Youngberg, the Company’s former Executive Vice President and Chief Financial Officer, ceased employment with the Company on September 1, 2003.

(19)	Includes 147,859 shares of Common Stock held by Wynnefield Partners Small Cap Value, L.P. I and 70,070 shares of Common Stock held by Wynnefield Small Cap Value Offshore Fund, Ltd. Also includes 320 shares of Series A Preferred Stock held by Wynnefield Partners Small Cap Value, L.P., 450 shares of Series A Preferred Stock held by Wynnefield Partners Small Cap Value, L.P. I and 230 shares of Series A Preferred Stock held by Wynnefield Small Cap Value Offshore Fund, Ltd., which are currently convertible into 8,533, 12,000 and 6,133 shares, respectively, of Common Stock. The foregoing information is based solely upon information contained in a Schedule 13D filed with the SEC by the foregoing entities on October 30, 2002.

(20)	Includes 368,594 shares of Common Stock, 550 shares of Series A Preferred Stock, which are currently convertible into 14,666 shares of Common Stock, and 7,000 shares of Series B Preferred Stock, which are currently convertible into 350,000 shares of Common Stock, held by the Sol and Helen Price Trust, of which Mr. S. Price is a trustee.

(21)	Includes 15,000 shares of Series A Preferred Stock, which are currently convertible into 400,000 shares of Common Stock. The foregoing information is based solely upon information contained in a Schedule 13D filed with the SEC by Gigante on January 31, 2002.

(22)	See notes (3), (4) and (6)-(17). Also includes (a) 26,768 shares of Common Stock beneficially owned by Brud E. Drachman, 24,874 of which are subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table, (b) 19,138 shares of Common Stock beneficially owned by John D. Hildebrandt, 15,400 of which are subject to options that are currently exercisable or will become exercisable within days after the date of this table, and (c) 15,296 shares of Common Stock beneficially owned by Edward Oats, 14,016 of which are subject to options held by Mr. Oats that are currently exercisable or will become exercisable within 60 days after the date of this table.

PROPOSAL 1

ELECTION OF DIRECTORS

The Nominating Committee of the Board of Directors of the Company has nominated and recommends for election as directors the following ten persons to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company, and following the Annual Meeting there will be no vacancies on the Board. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Nominating Committee or the full Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required. In the event that a nominee for director is proposed at the Annual Meeting, the enclosed proxy may be voted in favor of or against such nominee or any other nominee proposed by the Nominating Committee or the full Board of Directors.

In June 2000, the Company acquired the 40% interest in its PSMT Caribe, Inc. subsidiary previously held by PSC, S.A. for 679,500 shares of Common Stock. The Company already owned the remaining 60% of PSMT Caribe. In connection with the Company’s acquisition of the 40% minority interest in PSMT Caribe, the Company agreed to give PSC, S.A. opportunities to have representation on the board of directors of PSMT Caribe and the Company’s Board of Directors. PSC, S.A. selected Mr. Zurcher as its designee to serve on the Company’s Board of Directors.

In January 2002, the Company entered into a joint venture with Gigante in Mexico, and Gigante purchased 15,000 shares of the Series A Preferred Stock. In connection with the sale of the Series A Preferred Stock, the Company agreed to allow Gigante to nominate one director to the Company’s Board of Directors so long as Gigante owns all of its shares of Series A Preferred Stock or all of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock. Gigante selected Angel Losada M. as its designee to serve on the Company’s Board of Directors.

The table below indicates the name, position with the Company and age of each nominee for director as of November 30, 2003:

Name	Position	Age
Robert E. Price	Chairman of the Board; Interim President and Chief Executive Officer	61
Rafael E. Barcenas	Director	59
James F. Cahill	Vice Chairman of the Board; Interim Chief Financial Officer	48
Murray L. Galinson	Director	66
Katherine L. Hensley	Director	66
Leon C. Janks	Director	54
Lawrence B. Krause	Director	73
Angel Losada M.	Director	48
Jack McGrory	Director	54
Edgar A. Zurcher	Director	53

Information Regarding Directors

Robert E. Price has been Chairman of the Board of the Company since July 1994 and Interim President and Chief Executive Officer of the Company since April 2003. Mr. R. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. R. Price served as Chairman of the Board of Price Enterprises, Inc. (“PEI”) from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. R. Price was Chairman of the Board of Price/Costco, Inc. (“Costco”) from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer

and a director of The Price Company (“TPC”). Mr. R. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990.

Rafael E. Barcenas has been a director of the Company since April 1998. Mr. Barcenas has also been a director and officer of PriceSmart Panama, S.A. (formerly known as PriceCostco de Panama, S.A.) and PriceSmart Real Estate, S.A. (formerly known as PB Real Estate, S.A.), which are subsidiaries of the Company, since their formation in September 1995 and July 1997, respectively. Additionally, Mr. Barcenas was a principal of BB&M International Trading Group, a Panamanian company (“BB&M”) (which previously owned 49% of both PriceCostco de Panama, S.A. and PB Real Estate, S.A.), from March 1995 until March 2000. Mr. Barcenas has been President and General Director of Boyd, Barcenas, S.A., the largest advertising agency in Panama, since April 1971.

James F. Cahill has been Vice Chairman of the Board of Directors of the Company since April 2003, has served as the Company’s Interim Chief Financial Officer since September 2003 and has been a director of the Company since November 1999. Mr. Cahill has also served as a director of PEI since August 1997. In September 2001, PEI completed a merger transaction with its former parent, Excel Legacy Corporation, a Delaware corporation (“Legacy”), pursuant to which a subsidiary of PEI was merged with and into Legacy. Upon completion of the merger, Legacy became a wholly owned subsidiary of PEI, which changed its name to Price Legacy Corporation (“Price Legacy”), and Mr. Cahill continues to serve as a director. Additionally, Mr. Cahill has been Executive Vice President of Price Entities since January 1987. In this position he has been responsible for the oversight and investment activities of the financial portfolio of Sol Price, founder of TPC and related entities. Prior to 1987, Mr. Cahill was employed by TPC for ten years, with his last position being Vice President of Operations.

Murray L. Galinson has been a director of the Company since November 2000. Mr. Galinson served as a director of PEI from August 1994 until November 1999 and from January 2001 until September 2001, and he continues to serve as a director of Price Legacy. Additionally, Mr. Galinson has been Chairman of the Board of San Diego National Bank since May 1996 and has served as a director of San Diego National Bank since its inception in 1981. Mr. Galinson also served as President and Chief Executive Officer of San Diego National Bank from September 1984 to September 1997 and was Chairman of the Board and Chief Executive Officer of SDNB Financial Corporation from 1985 to 1997.

Katherine L. Hensley has been a director of the Company since July 1997 and served as a director of PEI from December 1994 until July 1997. She is a retired partner of the law firm of O’Melveny & Myers in Los Angeles, California. Ms. Hensley joined O’Melveny & Myers in 1978 and was a partner from 1986 to February 1992. From 1994 to 2000, Ms. Hensley served as a trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940.

Leon C. Janks has been a director of the Company since July 1997 and served as a director of PEI from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980. Mr. Janks also serves on the board of directors of Expert Ease Software, Inc., a privately held corporation. Mr. Janks has extensive experience in domestic and international business serving a wide variety of clients in diverse businesses and is a certified public accountant.

Lawrence B. Krause has been a director of the Company since July 1997. Mr. Krause has been a Professor and the Director of the Korea-Pacific Program at the Graduate School of International Relations and Pacific Studies at the University of California, San Diego since 1986. He became a Professor Emeritus in 1997. Mr. Krause also serves on advisory boards for a number of institutions including the Institute for International Economics, the Korea Economic Institute, the Committee on Asian Economic Studies and the U.S. National Committee for Pacific Economic Cooperation.

Angel Losada M. has been a director of the Company since January 2002. Since May 2003, Mr. Losada has been Chairman of the Board of Directors of Gigante, one of Mexico’s largest grocery and retail store chains, after having served as Vice-Chairman of Gigante since 1973. Mr. Losada has also served as Executive President of Gigante since 2000. In addition, Mr. Losada owns 13.5% of the common stock of Gigante, and together with members of his family, owns an aggregate of 69.4% of the common stock of Gigante. Gigante beneficially owns approximately 5.1% of the outstanding Common Stock. Mr. Losada also serves as Chairman of the Board of Directors of Office Depot de México, S.A. de C.V.; Chairman of the Board of Directors of Radio Shack de México, S.A. de C.V.; Vice-Chairman of the Board of Directors of Cafeterías Tok’s de México, S.A. de C.V.; a director of the Food Marketing Institute; a director of Teléfonos de México, S.A. de C.V.; and a director of Grupo Financiero Banamex-Citigroup, S.A. Mr. Losada has served as Chairman of the Mexican National Association of Retailers; and as a director of Mexico City’s National Chamber of Commerce, Casa de Bolsa Inverlat, S.A., and Seguros América, S.A.

Jack McGrory has been a director of the Company since November 2000. Mr. McGrory serves as Chairman of the Board, President and Chief Executive Officer of Price Legacy, and was President and Chief Executive Officer of PEI from September 1997 until November 1999. Mr. McGrory also serves as a director of the San Diego Padres, L.P. and was its Executive Vice President and Chief Operating Officer from September 1999 until August 2000. From March 1991 through August 1997, Mr. McGrory served as City Manager of San Diego.

Edgar A. Zurcher has been a director of the Company since November 2000. Mr. Zurcher has also been a director and officer of PSMT Caribe, Inc., a subsidiary of the Company, since its inception in December 1998. Mr. Zurcher has been a partner in the law firm Zurcher, Montoya & Zurcher in Costa Rica since 1980. Additionally, Mr. Zurcher has been a director and 9.1% shareholder of PSC, S.A. (which previously owned 49% of PSMT Caribe, Inc.) since its inception in September 1998. PSC, S.A. beneficially owns approximately 10.3% of the outstanding Common Stock. He is also Chairman of Banca Promerica (Costa Rica), a director of Banco Promerica (El Salvador) and a director of Banco Promerica (Honduras).

Information Regarding the Board

Board Meetings

The Company’s Board of Directors held ten meetings during fiscal 2003. Except for Mr. Barcenas (who resides in Panama), Mr. Losada (who resides in Mexico) and Mr. Galinson, no nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Committees of the Board

Audit Committee.  The Audit Committee, which consists of Messrs. Janks and Krause and Ms. Hensley, held ten meetings during fiscal 2003. The Audit Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, recommends the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between the Company and its independent public accountants.

Compensation Committee.  The Compensation Committee, which consists of Messrs. Janks and Krause and Ms. Hensley, held three meetings during fiscal 2003. The Compensation Committee recommends to the Company’s Board of Directors, for its approval, the compensation (including the base salaries and bonuses) of executive officers of the Company and administers the Company’s executive compensation policies and stock option plans.

Nominating Committee.  The Nominating Committee, which consists of Ms. Hensley and Mr. R. Price, did not hold any meetings during fiscal 2003. However, the Nominating Committee held one meeting in October 2003 to nominate and recommend for election the slate of nominees set forth above. The Nominating Committee recommends candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any directors, or the expansion of the number of members of the Board. The Nominating Committee also considered and determined the slate of nominees to be presented for reelection at the Annual Meeting. The Nominating Committee gives appropriate consideration to qualified persons recommended by stockholders for nomination as directors provided that such recommendations are made in accordance with the Company’s Bylaws and are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

Executive Committee.  The Executive Committee, which consists of Messrs. Price and Janks, did not hold any meetings during fiscal 2003. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee.  The Finance Committee, which consists of Messrs. Janks, Cahill, Krause and Price and Ms. Hensley, held four meetings during fiscal 2003. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee.  The Real Estate Committee, which consists of Messrs. Cahill, McGrory and Price, was established in November 2001 and held three meetings during fiscal 2003. The Real Estate Committee reviews and approves the material terms (including the proposed site plan) upon which the Company leases and purchases the real estate on which the Company constructs and operates its warehouse club facilities.

In the future the Company’s Board of Directors expects to expand the duties and responsibilities, and to reevaluate the composition, of the committees of the Board of Directors consistent with newly enacted laws and regulations and listing requirements of the Nasdaq Stock Market.

Compensation of the Directors

Each non-employee director of the Company receives $20,000 per year for serving on the Board of Directors. In addition, non-employee directors who serve on committees of the Board (in a capacity other than chairman of a committee) receive $500 for each meeting attended. The chairman of the Audit Committee receives $35,000 per year and the chairmen of the other committees of the Board receive $5,000 per year in addition to their other compensation as directors. Each director is eligible to receive stock grants and stock options pursuant to the Company’s 1997 Stock Option Plan, 1998 Equity Participation Plan, 2001 Equity Participation Plan and 2002 Equity Participation Plan. Under the 1997 Stock Option Plan, the 2001 Equity Participation Plan or the 2002 Equity Participation Plan, as then in effect, non-employee directors are entitled to receive initial grants of non-qualified stock options to purchase 3,000 shares of Common Stock upon becoming directors of the Company and additional grants of options to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders at which the director is re-elected to the Board. Non-employee directors joining the Board after July 1998 also are eligible to receive grants of non-qualified options under the 1998 Equity Participation Plan upon purchases of shares of Common Stock. For each such director who has purchased at least an aggregate of 500 shares of Common Stock on or after September 1, 1997, on the date such person purchases additional shares of Common Stock (other than upon the exercise of stock options), such person automatically will be granted a non-qualified stock option to purchase a number of shares of Common Stock equal to the difference between (1) three times the number of such shares of Common Stock actually purchased and (2) the number of shares of Common Stock subject to options previously granted to such director under the 1998 Equity Participation Plan. No director, however, may receive options under the 1998 Equity Participation Plan that are exercisable for more than 8,146 shares of Common Stock. The 1998 Equity Participation Plan further provides that each person who is initially elected to the Board after the adoption by the Board of the plan and who is an independent director at the time of such initial election automatically shall be granted on the date of such initial election the right to purchase 2,716 shares of Common Stock at a purchase price equal to the fair market value on the date the shares are purchased.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

Recommendation of the Nominating Committee of the Board of Directors

The Nominating Committee recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company and their ages as of November 30, 2003 are as follows:

Name	Position	Age
Robert E. Price	Interim President and Chief Executive Officer	61
William J. Naylon	Executive Vice President and Chief Operating Officer	41
James F. Cahill	Interim Chief Financial Officer	48
Brud E. Drachman	Executive Vice President — Real Estate and Construction	49
Robert M. Gans	Executive Vice President, Secretary and General Counsel	54
John D. Hildebrandt	Executive Vice President — Caribbean and Central America Operations	45
Thomas D. Martin	Executive Vice President — Merchandising	47
Edward Oats	Executive Vice President — Logistics	43

Robert E. Price has been Chairman of the Board of the Company since July 1994 and Interim President and Chief Executive Officer of the Company since April 2003. Mr. R. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. R. Price served as Chairman of the Board of PEI from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. R. Price was Chairman of the Board of Costco from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of TPC. Mr. R. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President — Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998, Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Costco and had served in various management roles for TPC.

James F. Cahill has been Vice Chairman of the Board of Directors of the Company since April 2003, has served as the Company’s Interim Chief Financial Officer since September 2003 and has been a director of the Company since November 1999. Mr. Cahill has also served as a director of PEI since August 1997 and as a director of Price Legacy since September 2001. Additionally, Mr. Cahill has been Executive Vice President of Price Entities since January 1987. In this position he has been responsible for the oversight and investment activities of the financial portfolio of Sol Price, founder of TPC and related entities. Prior to 1987, Mr. Cahill was employed by TPC for ten years, with his last position being Vice President of Operations.

Brud E. Drachman has been Executive Vice President — Real Estate and Construction of the Company since November 2002 and served as Senior Vice President — Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President — Real Estate and Construction at PEI from August 1994 to August 1997. Prior to joining PEI in 1994, Mr. Drachman served as Project Manager at TPC since 1987.

Robert M. Gans has been Executive Vice President, General Counsel and Secretary of the Company since August 1997 and was Executive Vice President and General Counsel of PEI from October 1994 until July 1997. Mr. Gans graduated from the UCLA School of Law in 1975 and actively practiced law in private practice from 1975 until 1994. From 1988 until October 1994, Mr. Gans was the senior member of the law firm of Gans, Blackmar & Stevens, A.P.C., of San Diego, California.

John D. Hildebrandt has been Executive Vice President — Caribbean and Central America Operations since August 2003. Mr. Hildebrandt served as Executive Vice President — Caribbean and Asia Operations from July 2001 until July 2003 and served as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as PEI’s Country Manager in the Philippines and Panama from 1996 until the Company was spun off from PEI in August 1997. Prior to joining PEI as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Costco from 1994 through 1996, and had served in various management roles for TPC since 1979.

Thomas D. Martin has been Executive Vice President — Merchandising of the Company since October 1998 and served as Senior Vice President of the Company from August 1997 to September 1998. Mr. Martin previously served as Vice President of PEI from August 1994 until July 1997, directing merchandising strategies and product sourcing for its international merchandising business, in addition to managing its trading company activities. Prior to joining PEI as Vice President in August 1994, Mr. Martin served as Vice President of Costco from October 1993 to December 1994 and had served in various management roles for TPC.

Edward Oats has been Executive Vice President — Logistics of the Company since November 2002 and served as Senior Vice President — Logistics/Information Technology of the Company from May 2000 to October 2002. Mr. Oats previously served as Vice President of Information Technology of the Company from August 1997 to April 2000, and as International IT Manager of PEI from 1993 to 1997. From 1981 to 1993, Mr. Oats served as Operations Manager at TPC.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth certain information concerning compensation for the fiscal years ended August 31, 2003, August 31, 2002 and August 31, 2001 received by the Company’s Interim Chief Executive Officer, former Chief Executive Officer and four most highly compensated executive officers (other than the Interim Chief Executive Officer and former Chief Executive Officer) who were serving as executive officers at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compen- sation	Number of Securities Underlying Options(#)		All Other Compensation (1)
Robert E. Price (2)	2003	$—	$—	$—	—		$—
Interim President and	2002	—	—	—	—		—
Chief Executive Officer	2001	—	—	—	—		—

Gilbert A. Partida (3)	2003	207,075	—	—	—		185,613
Former President and Chief	2002	355,023	—	—	40,000		49,859
Executive Officer	2001	274,992	—	—	9,000		7,717

William J. Naylon	2003	243,750	—	—	40,000	(4)	12,386
Executive Vice President	2002	214,233	—	—	35,000		26,824
and Chief Operating Officer	2001	139,333	—	—	5,000		5,540

Allan C. Youngberg (5)	2003	217,708	—	—	97,000	(6)	9,167
Former Executive Vice President	2002	210,038	—	—	22,000		31,345
and Chief Financial Officer	2001	190,000	—	—	5,000		5,067

Robert M. Gans	2003	205,833	—	—	27,000	(4)	7,981
Executive Vice President,	2002	200,041	—	—	22,000		32,749
General Counsel and Secretary	2001	180,000	—	—	5,000		5,288

Thomas D. Martin	2003	195,833	—	—	27,000	(4)	8,193
Executive Vice President —	2002	190,043	—	—	22,000		22,389
Merchandising	2001	170,000	—	—	5,000		6,800

(1)	Consists of contributions made by the Company under the Company’s Retirement Plan and, in fiscal 2002, payments for accrued but unused vacation time. Also includes severance and independent contractor payments made to Mr. Partida during the period from April 1, 2003 through August 31, 2003. See “— Employment Contracts” for a description of the terms of Mr. Partida’s severance agreement and independent contractor agreement.

(2)	Mr. Price, Chairman of the Company’s Board of Directors, assumed the additional position of Interim President and Chief Executive Officer of the Company effective April 1, 2003. Mr. Price serves in that capacity without receiving any salary or other monetary compensation from the Company.

(3)	Mr. Partida served as the Company’s President and Chief Executive Officer until April 1, 2003.

(4)	Represents options repriced as of April 22, 2003.

(5)	Mr. Youngberg served as the Company’s Executive Vice President and Chief Financial Officer until September 1, 2003.

(6)	Includes newly granted options to purchase 10,000 shares of Common Stock, and options to purchase 87,000 shares of Common Stock that were repriced as of April 22, 2003.

Option Grants During Fiscal 2003

The following table sets forth certain information with respect to options to purchase Common Stock granted during the fiscal year ended August 31, 2003 to each of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price per Share ($/SH)	Expiration Date	5%	10%
Robert E. Price	—		—	$—	—	$—	$—
Gilbert A. Partida	—		—	—	—	—	—
William J. Naylon	5,000	(2)	*	20.00	6/27/07	(1,176)	20,025
	35,000	(2)	*	20.00	1/17/08	10,879	186,112
Allan C. Youngberg	10,000		*	18.29	1/22/09	62,220	141,161
	50,000	(2)	*	20.00	7/27/05	(99,976)	(131)
	10,000	(2)	*	20.00	7/18/06	(11,228)	19,441
	5,000	(2)	*	20.00	6/27/07	(1,176)	20,025
	22,000	(2)	*	20.00	1/17/08	6,838	116,985
Robert M. Gans	5,000	(2)	*	20.00	6/27/07	(1,176)	20,025
	22,000	(2)	*	20.00	1/17/08	6,838	116,985
Thomas Martin	5,000	(2)	*	20.00	6/27/07	(1,176)	20,025
	22,000	(2)	*	20.00	1/17/08	6,838	116,985

*	Less than 1%.

(1)	The potential realizable values are based on an assumption that the stock price of the Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the shares of Common Stock.

(2)	Represents options repriced as of April 22, 2003.

Options Exercised During Fiscal 2003 and Option Values

The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the fiscal year ended August 31, 2003, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1) Exercisable/ Unexercisable
Robert E. Price	—	$—	0/0	$0/0
Gilbert A. Partida	850	1,698	113,229/37,400	0/0
William J. Naylon	—	—	46,500/31,000	0/0
Allan C. Youngberg	—	—	52,400/44,600	0/0
Robert M. Gans	—	—	42,650/20,600	0/0
Thomas D. Martin	—	—	40,400/20,600	0/0

(1)	Based on the closing sale price of the Common Stock on Friday, August 29, 2003 ($10.10), as reported by the Nasdaq National Market, less the option exercise price.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for the Company as of August 31, 2003.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,102,752	$20.61	231,008
Equity compensation plans not approved by security holders	—	—	—
Total	1,102,752	$20.61	231,008

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan (the “Retirement Plan”). The Retirement Plan has terms and conditions substantially similar to The Price Enterprises, Inc. Profit Sharing and 401(k) Plan (the “PEI Plan”), of which PriceSmart was a sponsor from the time of the spin-off of the Company from PEI until the establishment of the Retirement Plan. The Retirement Plan is a split up of that portion of the PEI Plan which is attributable to employees of the Company.

The Retirement Plan is designed to be a “qualified” plan under applicable provisions of the Code, covering all employees who have completed one year of service, as defined in the Retirement Plan. Each year, participants may contribute up to 15% of their pre-tax annual compensation (as defined in the Retirement Plan) up to the maximum allowable by the Code. Participants may also contribute amounts representing distributions from other qualified plans. The Company makes a matching contribution equal to 100% of the participant’s elective deferral up to an annual maximum of 4% of base compensation that a participant contributes to the plan. Although it has not expressed any intent to do so, the Company has the right under the Retirement Plan to discontinue its contributions at any time and to terminate the Retirement Plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended.

All participants in the Retirement Plan are fully vested in their voluntary contributions and earnings thereon. Vesting in the remainder of a participant’s account is based upon his or her years of service with the Company, PEI, Costco, TPC and certain affiliated parties. A participant is 50% vested after the completion of two years of service and 100% vested after the completion of his or her third year of service. A participant becomes fully vested in his or her entire account upon retirement due to permanent disability, attainment of age 65 or death. In the event of a termination of the Retirement Plan by the Company, participants will become fully vested in their accounts.

1997 PriceSmart Stock Option Plan

In August 1997, the Company adopted the 1997 Stock Option Plan of PriceSmart, Inc. (the “1997 Plan”). The 1997 Plan was approved by PEI as sole stockholder of the Company as of August 7, 1997. The principal purposes of the 1997 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of options, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to options granted to officers, employees or consultants, the 1997 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 1997 Plan provides for option grants covering up to 700,000 shares of Common Stock. As of October 31, 2003, options to purchase an aggregate of 627,091 shares of Common Stock at prices ranging from $8.59 to $20.00 per share had been granted under the 1997 Plan (not including shares subject to options that have been cancelled), and 72,909 shares remained available for future grant under the 1997 Plan.

1998 Equity Participation Plan

In July 1998, the Board of Directors adopted the 1998 Equity Participation Plan of PriceSmart, Inc. (the “1998 Plan”). The 1998 Plan was subsequently approved by the Company’s stockholders at the 1999 Annual Meeting of Stockholders. The principal purposes of the 1998 Plan are to provide incentives for directors, officers, employees and consultants of the Company and its subsidiaries through the granting of options, restricted stock and other awards (“Awards”), thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ.

The 1998 Plan provides that the Compensation Committee of the Company’s Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 1998 Plan, the Compensation Committee may grant to any consultant or employee the right to purchase shares of Common Stock (“Stock Purchase Rights”) under the 1998 Plan from time to time, in such amounts and subject to such terms and conditions as the committee may determine, and, at the discretion of the committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The 1998 Plan further provides that each independent director as of the date of the adoption by the Board of the 1998 Plan automatically shall be granted, on the date of such adoption, a Stock Purchase Right to purchase a number of shares of Common Stock equal to the difference between (1) 2,716 shares of Common Stock and (2) the number of shares of Common Stock purchased by such independent director since September 1, 1997 (other than purchases pursuant to the exercise of an option granted pursuant to any stock option plan of the Company). A person who is initially elected to the Board after the adoption by the Board of the 1998 Plan and who is an independent director at the time of such initial election automatically shall be granted a Stock Purchase Right to purchase 2,716 shares of Common Stock on the date of such initial election. The purchase price for shares of Common Stock purchased pursuant to any Stock Purchase Right granted under the 1998 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 1998 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or non-recourse (as determined by the committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Compensation Committee or the Board. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a Stock Purchase Right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company has ceased extending new loans (or modifying existing loans) to any director or Executive Officer effective as of July 30, 2002.

The 1998 Plan provides for Awards covering up to 700,000 shares of Common Stock. As of October 31, 2003, options to purchase an aggregate of 610,057 shares of Common Stock at prices ranging from $14.75 to $20.00 per share had been granted under the 1998 Plan (not including shares subject to options that have been cancelled), 80,421 shares of Common Stock had been issued under the stock purchase provisions of the 1998 Plan, and 9,522 shares remained available for future grant under the 1998 Plan.

2001 Equity Participation Plan

In November 2001, the Board of Directors adopted the 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”). The 2001 Plan was subsequently approved by the Company’s stockholders at the 2002 Annual Meeting of Stockholders. The principal purposes of the 2001 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of Awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to Awards granted to officers, employees or consultants, the 2001 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 2001 Plan provides that the Compensation Committee of the Company’s Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 2001 Plan, the Compensation Committee may grant to any employee, independent director or consultant Stock Purchase Rights under the 2001 Plan from time to time, in such amounts and subject to such terms and conditions as the committee may determine, and, at the discretion of the committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The purchase price for shares of Common Stock purchased pursuant to any Stock Purchase Right granted under the 2001 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 2001 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or non-recourse (as determined by the committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Compensation Committee or the Board. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a Stock Purchase Right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company has ceased extending new loans (or modifying existing loans) to any director or Executive Officer effective as of July 30, 2002.

The 2001 Plan provides for Awards covering up to 350,000 shares of Common Stock. As of October 31, 2003, options to purchase an aggregate of 337,062 shares of Common Stock at $20.00 per share had been granted under the 2001 Plan (not including shares subject to options that have been cancelled), no shares of Common Stock had been issued under the stock purchase provisions of the 2001 Plan, and 12,938 shares remained available for future grant under the 2001 Plan.

2002 Equity Participation Plan

In November 2002, the Board of Directors adopted the 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”). The 2002 Plan was subsequently approved by the Company’s stockholders at the 2003 Annual Meeting of Stockholders. The principal purposes of the 2002 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of Awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to Awards granted to officers, employees or consultants, the 2002 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 2002 Plan provides that the Compensation Committee of the Company’s Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 2002 Plan, the Compensation Committee may grant to any employee, independent director or consultant Stock Purchase Rights under the 2002 Plan from time to time, in such amounts and subject to such terms and conditions as the committee may determine, and, at the discretion of the committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The purchase price for shares of Common Stock purchased pursuant to any Stock Purchase Right granted under the 2002 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 2002 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or non-recourse (as determined by the committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Compensation Committee or the Board. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a Stock Purchase Right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company has ceased extending new loans (or modifying existing loans) to any director or Executive Officer effective as of July 30, 2002.

The 2002 Plan provides for Awards covering up to 250,000 shares of Common Stock. As of October 31, 2003 options to purchase an aggregate of 49,000 shares of Common Stock at prices ranging from $18.29 to $20.00 per share had been granted under the 2002 Plan (not including shares subject to options that have been cancelled), no shares of Common Stock had been issued under the stock purchase provisions of the 2002 Plan, and 201,000 shares remained available for future grant under the 2002 Plan.

Ten-Year Option Repricings

The following table sets forth certain information with respect to amendments of the exercise prices of options to purchase Common Stock previously granted to executive officers of the Company during the ten fiscal years prior to August 31, 2003.

Name	Date	Number of Securities Underlying Options Repriced or Amended	Market Price of Stock at Time of Repricing or Amendment (1)	Exercise Price at Time of Repricing or Amendment	New Exercise Price	Length of Original Option Term Remaining at Date of Repricing or Amendment
Robert E. Price Interim President and Chief Executive Officer	—	—	$—	$—	$—	—

Gilbert A. Partida Former President and Chief Executive Officer	—	—	—	—	—	—

William J. Naylon	4/22/03	5,000	16.12	40.00	20.00	4.2	years
Executive Vice President and Chief Operating Officer	4/22/03	35,000	16.12	35.00	20.00	4.7	years

Allan C. Youngberg	4/22/03	50,000	16.12	37.75	20.00	2.3	years
Former Executive Vice	4/22/03	10,000	16.12	39.25	20.00	3.2	years
President and Chief	4/22/03	5,000	16.12	40.00	20.00	4.2	years
Financial Officer	4/22/03	22,000	16.12	35.00	20.00	4.7	years

Robert M. Gans	4/22/03	5,000	16.12	40.00	20.00	4.2	years
Executive Vice President,	4/22/03	22,000	16.12	35.00	20.00	4.7	years
General Counsel and Secretary

Thomas Martin	4/22/03	5,000	16.12	40.00	20.00	4.2	years
Executive Vice President —	4/22/03	22,000	16.12	35.00	20.00	4.7	years
Merchandising

Brud E. Drachman	4/22/03	15,000	16.12	37.75	20.00	2.2	years
Executive Vice President —	4/22/03	10,000	16.12	39.25	20.00	3.2	years
Real Estate and	4/22/03	4,000	16.12	40.00	20.00	4.2	years
Construction	4/22/03	15,000	16.12	35.00	20.00	4.7	years

John D. Hildebrandt	4/22/03	4,000	16.12	35.00	20.00	2.4	years
Executive Vice President —	4/22/03	10,000	16.12	40.00	20.00	4.2	years
Caribbean and Central	4/22/03	22,000	16.12	35.00	20.00	4.7	years
American Operations

Edward Oats	4/22/03	2,500	16.12	35.00	20.00	2.4	years
Executive Vice President —	4/22/03	10,000	16.12	39.25	20.00	3.2	years
Logistics	4/22/03	4,000	16.12	40.00	20.00	4.2	years
	4/22/03	15,000	16.12	35.00	20.00	4.7	years

(1)	Based on the closing sale price of the Common Stock on April 22, 2003, as reported by the Nasdaq National Market.

Compensation Committee Membership, Interlocks and Insider Participation

During fiscal year 2003, the Company’s Compensation Committee consisted of Ms. Hensley and Messrs. Janks and Krause. There were no insider participations nor Compensation Committee interlocks among the members of the committee during fiscal 2003. At all times during fiscal year 2003, the committee has been comprised solely of independent, non-employee directors.

Compensation Committee Report on Executive Compensation

The Compensation Committee recommends to the Company’s Board of Directors, for its approval, the compensation (including annual base salaries and bonuses) of the Chief Executive Officer, Chief Financial Officer and other Executive Vice Presidents of the Company (“Executive Officers”). The committee also administers the Company’s compensation plans for the Company’s Executive Officers, including the Company’s stock option plans and the granting of options and any other awards thereunder.

General Compensation Philosophy

The Company’s executive compensation policies are designed to meet the following objectives: (1) to attract and retain talented executives; (2) to reward appropriately individual achievement; and (3) to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interests of the Company’s executives with those of its stockholders. To accomplish these objectives the Company’s executive compensation program may include: (A) annual base salaries; (B) cash bonuses; and (C) stock option grants and a stock purchase program aligned with stock option grants.

Executive Officers also participate in other benefit plans available to employees generally, including the Company’s Retirement Plan and a medical plan.

Annual Base Salaries and Bonuses

The committee makes its executive compensation recommendations to the Company’s Board of Directors, for its approval, by considering the recommendations of the Chief Executive Officer together with such factors as job complexity, level of responsibility, how the position relates to the Company’s long-term strategic goals, and the particular individual’s skills, experience, background and performance. While there are no pre-established weightings given to these factors, particular importance is placed on attracting and retaining quality individuals in order to establish and secure an effective executive team for the Company. During the past fiscal year, the committee approved increases to the base salaries of the following Executive Officers of the Company: Executive Vice President and Chief Operating Officer (William J. Naylon) from $235,000 to $250,000; Executive Vice President and General Counsel (Robert M. Gans) from $200,000 to $210,000; Executive Vice President — Merchandising (Thomas D. Martin) from $190,000 to $200,000; Executive Vice President — Caribbean and Central America Operations (John D. Hildebrandt) from $177,000 to $186,000; Executive Vice President — Real Estate and Construction (Brud E. Drachman) from $157,000 to $177,000; Executive Vice President — Logistics (Edward Oats) from $142,000 to $177,000; and former Executive Vice President and Chief Financial Officer (Allan C. Youngberg) from $210,000 to $217,500, all effective January 22, 2003 (with the exception of Messrs. Drachman and Oats, whose increases were effective January 1, 2003) and an additional increase for Mr. Youngberg from $217,500 to $227,500, effective May 1, 2003.

The Company’s annual bonus program is designed to reward the Company’s Executive Officers for individual achievement in supporting the fulfillment of corporate objectives, subject to the Company exceeding certain financial criteria. Because that criteria was not exceeded by the Company, bonuses were not granted for the past fiscal year.

Stock Options and Stock Purchase Program

The long-term incentive aspect of the Company’s executive compensation program is realized primarily by the granting of stock options. Stock option awards are viewed as a particularly effective tool to attract experienced and talented employees and to encourage their long-term quality performance with the Company. Since the value of the stock option is dependent upon stock performance, the stock option program directly aligns employee compensation with the interests of the Company’s stockholders.

Stock options are granted by the committee based upon the recommendations of senior management. Stock options generally are granted at a price equal to the fair market value of a share of Common Stock as of the date of committee approval of the grant or the effective date of grant. In April 2003, the Company repriced all stock options held by employees of the Company with an exercise price of more than $20.00 per share, to $20.00 per share. All other terms of the stock options remained unchanged. The repricing included 27,000, 27,000, 40,000 and 87,000 stock options held by Messrs. Gans, Martin, Naylon and Youngberg, respectively. Prior to the repricing, the exercise prices of these stock options ranged from $35.00 to $40.00, which was significantly above the market price of the Common Stock at the time of the repricing. On the effective date of the repricing, the closing sale price of the Common Stock, as reported by the Nasdaq National Market, was $16.12. Accordingly, the repricing of stock options to $20.00 per share was deemed to be an effective and appropriate method to help ensure the long-term commitment of the Company’s employees, including the above Named Executive Officers, which is a primary objective of the Company’s stock option program.

Stock options generally are exercisable at the rate of 20% per year, thereby providing an incentive for the grantee to remain with the Company. In the fiscal year ended August 31, 1998, the Company expanded its executive compensation program to include an opportunity for Executive Officers to purchase stock directly from the Company at fair market value. The Company has provided financing for such purchases and has granted additional options to those Executive Officers who made such purchases, but ceased doing so effective July 30, 2002. In authorizing such stock purchases and in making option grants, the committee considers the anticipated future performance of the employee and that individual’s ability to impact positively the achievement of the Company’s objectives. During the past fiscal year, the committee authorized new stock option grants for Messrs. Youngberg, Drachman and Oats.

Chief Executive Officer Compensation

Robert E. Price, who beneficially owns 40.2% of the Common Stock, 5.5% of the Series A Preferred Stock and 68.2% of the Series B Preferred Stock, assumed the position of Interim President and Chief Executive Officer of the Company effective April 1, 2003. Mr. R. Price serves in that capacity without receiving any salary or other monetary compensation from the Company.

Gilbert A. Partida, the Company’s former President and Chief Executive Officer, ceased employment with the Company on April 1, 2003. The Company and Mr. Partida entered into a severance agreement and an independent contractor agreement, both of which were approved by the Company’s Board of Directors. The terms of the severance agreement and the terms of the independent contractor agreement are described below under “—Employment Contracts.” During his tenure as President and Chief Executive Officer of the Company, the committee considered Mr. Partida’s background, abilities and potential for successfully implementing the Company’s business objectives in its approval of Mr. Partida’s annual base salary, which was increased to $355,000 as of September 1, 2002. The committee did not commission any independent surveys to determine competitive compensation because the committee considered Mr. Partida’s total compensation package to be reasonable in view of his position and responsibilities with the Company.

Omnibus Budget Reconciliation Act Implications for Executive Compensation

It is the responsibility of the Board (or the Compensation Committee) to address the issues raised by the tax laws which make certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company. In this regard, a determination must be made as to whether any actions with respect to this limit should be taken by the Company. At this time, it is not anticipated that any executive officer will receive compensation in excess of this limit. Nevertheless, the Company has sought to comply with the requirements of Section 162(m) of the Code, so that awards granted under the 1998 Plan, the 2001 Plan and the 2002 Plan qualify as “incentive based compensation” that will not count against the $1,000,000 limit on deductibility. Such compliance includes seeking stockholder approval of the 1998 Plan at the 1999 Annual Meeting of Stockholders, the 2001 Plan at the 2002 Annual Meeting of Stockholders and the 2002 Plan at the 2003 Annual Meeting of Stockholders. Additional action will be taken if it is warranted in the future.

Summary

The committee believes that the above-described cash compensation program and long-term incentives (in the form of stock option awards and stock purchase rights) provide appropriate alignment of the long-term interests of the Company’s Executive Officers, the Company and its stockholders.

Leon C. Janks
Katherine L. Hensley
Lawrence B. Krause

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. All committee members satisfy the definition of independent director as established in the National Association of Securities Dealers listing standards, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The Board of Directors adopted a written charter for the Audit Committee on August 25, 1997, amended July 13, 2001, a copy of which was attached to the Proxy Statement for the Company’s 2001 Annual Meeting of Stockholders.

In fulfilling its oversight responsibilities, the committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Ernst & Young met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed other matters as required under generally accepted auditing standards. In addition, Ernst & Young discussed the auditors’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by the Independence Standards Board.

The committee discussed with our independent auditors the overall scope and plan of their audit. The committee meets with the independent auditors, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2003 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks
Katherine L. Hensley
Lawrence B. Krause

Employment Contracts

Gilbert A. Partida entered into an employment agreement with the Company for a term of two years commencing January 12, 1998, which during fiscal 2000 was extended to January 11, 2003 and during fiscal 2002 was extended to January 11, 2004. Pursuant to this agreement, Mr. Partida initially was entitled to receive a base annual salary of $225,000 and a signing bonus of $50,000. During fiscal 1999, the Compensation Committee approved an increase in Mr. Partida’s base salary to $275,000. During fiscal 2001, the Compensation Committee approved an increase in Mr. Partida’s base salary to $355,000, effective September 1, 2001. Under his employment agreement, Mr. Partida was prohibited from engaging in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Partida was eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Under his employment agreement, Mr. Partida was entitled to terminate the agreement at any time on 120 days’ prior written notice. The Company was entitled to terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Partida. In the event that the Company terminated the agreement for any reason other than cause, death or disability, Mr. Partida would be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement were not terminated, then, upon expiration of the employment term, and if Mr. Partida’s employment by the Company did not thereafter continue upon mutually agreeable terms, Mr. Partida would be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits were the exclusive benefits that would be payable to Mr. Partida under the agreement by reason of his termination, and the Company had no obligation to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

On March 31, 2003, Mr. Partida and the Company entered into a severance agreement and an independent contractor agreement. The severance agreement provides that the Company will pay Mr. Partida an aggregate of $650,000 over a 24-month period and will pay insurance premiums for two years for Mr. Partida and his wife and children relating to health, dental, vision and mental care not to exceed $1,500 per month, and that Mr. Partida will release the Company from any claims he may have against the Company through the date of the agreement. In addition, Mr. Partida agreed to refrain from using or disclosing certain confidential information and to refrain, for a three-year period, from soliciting any employee of the Company to cease his or her employment with the Company. Under the independent contractor agreement, Mr. Partida will be available to provide up to a total of 250 hours of consulting services to the Company from April 1, 2003 through September 30, 2004 and will receive an aggregate of $100,000. In addition, during the term of the agreement, Mr. Partida agreed not to compete with the Company in any market served by the Company’s warehouse stores and agreed not to solicit any employee of the Company to cease his or her employment with the Company.

William J. Naylon entered into an employment agreement with the Company in 2000 for a term of one year, which was subsequently extended to January 31, 2004. Pursuant to this agreement, as amended, Mr. Naylon is entitled to receive a base annual salary of $250,000. Mr. Naylon may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Naylon is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Naylon may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Naylon. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Naylon will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Naylon’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Naylon shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Naylon under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits.

The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Brud E. Drachman entered into an employment agreement with the Company in 2000 for a term of one year, which was subsequently extended to March 31, 2004. Pursuant to this agreement, as amended, Mr. Drachman is entitled to receive a base annual salary of $177,000. Mr. Drachman may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Drachman is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Drachman may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Drachman. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Drachman will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Drachman’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Drachman shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Drachman under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Robert M. Gans entered into an employment agreement with PEI in 1994, which was amended and subsequently assumed by the Company upon the spin-off of the Company from PEI. The term of the agreement was subsequently extended to October 17, 2004. Pursuant to this agreement, as amended, Mr. Gans is entitled to receive a base annual salary of $210,000. Mr. Gans may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Gans is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Gans may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Gans. In the event that the Company terminates the agreement for any reason other than cause, Mr. Gans will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period, and will be entitled to participate in the 1997 Plan, Profit Sharing and 401(k) Plan, and medical plans of the Company for the remainder of the term of the agreement. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Gans’ employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Gans shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Gans under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

John D. Hildebrandt entered into an employment agreement with the Company in 2001 for a term of one year, which was subsequently extended to March 31, 2004. Pursuant to this agreement, as amended, Mr. Hildebrandt is entitled to receive a base annual salary of $186,000. Mr. Hildebrandt may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Hildebrandt is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Hildebrandt may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Hildebrandt. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Hildebrandt will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Hildebrandt’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Hildebrandt shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Hildebrandt under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Thomas D. Martin entered into an employment agreement with the Company in 1998 for a term of one year, which was subsequently extended to March 31, 2004. Pursuant to this agreement, as amended, Mr. Martin is entitled to receive a base annual salary of $200,000. Mr. Martin may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Martin is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Martin may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Martin. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Martin will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Martin’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Martin shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Martin under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Edward Oats entered into an employment agreement with the Company in 2000 for a term of one year, which was subsequently extended to March 31, 2004. Pursuant to this agreement, as amended, Mr. Oats is entitled to receive a base annual salary of $177,000. Mr. Oats may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Oats is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Oats may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Oats. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Oats will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Oats’ employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Oats shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Oats under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Allan C. Youngberg entered into an employment agreement with the Company for a term of two years commencing July 27, 1999 which was subsequently extended to April 30, 2004. Pursuant to this agreement, as amended, Mr. Youngberg was entitled to receive a base annual salary of $227,500. Mr. Youngberg was prohibited from engaging in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the prior written consent of the Company. Mr. Youngberg was eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Youngberg was entitled to terminate the agreement at any time on 90 days’ prior written notice. The Company was entitled to terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Youngberg. In the event that the Company terminated the agreement during the period from August 13, 1999 to August 12, 2000 for any reason other than cause, death or disability, Mr. Youngberg would have been entitled to the continuation of his base salary for the remainder of the term of the agreement payable in conformity with the Company’s normal payroll period. If the Company terminated the agreement after August 12, 2000, Mr. Youngberg would be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement were not terminated, then, upon expiration of the employment term, and if Mr. Youngberg’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Youngberg would be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Youngberg under the agreement by reason of his termination, and the Company was not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

On September 4, 2003, Mr. Youngberg and the Company entered into a severance agreement and an independent contractor agreement. The severance agreement provides that the Company will pay Mr. Youngberg an aggregate of $113,750 (six months’ salary), with $40,000 payable on or before September 30, 2003 and the remaining $73,750 to be paid in equal installments over a five-month period beginning October 1, 2003. The Company also agreed to accept 3,658 shares of the Common Stock then owned by Mr. Youngberg in partial satisfaction of Mr. Youngberg’s promissory note dated July 27, 1999 in the initial principal amount of $149,978 and to forgive the balance of the obligation owed by Mr. Youngberg to the Company under the promissory note. Finally, the Company will pay insurance premiums for four months for Mr. Youngberg and his wife relating to health, dental, vision and mental care not to exceed $1,000 per month. In exchange for this consideration, Mr. Youngberg will release the Company from any claims he may have against the Company through the date of the agreement. In addition, Mr. Youngberg has agreed to refrain from using or disclosing certain confidential information and to refrain, for a three-year period, from soliciting any employee of the Company to cease his or her employment with the Company. Under the independent contractor agreement, Mr. Youngberg will be available to provide full-time consulting services to the Company from September 1, 2003 through November 28, 2003 and will receive an aggregate of $66,000. In addition, during the term of the agreement, Mr. Youngberg has agreed not to compete with the Company in any market served by the Company’s warehouse stores and has agreed not to solicit any employee of the Company to cease his or her employment with the Company.

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the shares of Common Stock during fiscal years 1999, 2000, 2001, 2002 and 2003 with the cumulative total return of The Nasdaq Stock Market Index (US)(1) and the Nasdaq Retail Trade Stocks Index(2) over the same period (assuming the investment of $100 in the Common Stock, the stocks comprising The Nasdaq Stock Market Index (US) and the stocks comprising the Nasdaq Retail Trade Stocks Index on August 31, 1998 and the reinvestment of all dividends).

Comparison of Cumulative Total Returns Since August 31, 1998 (3)
Among PriceSmart, Inc., The Nasdaq Stock Market Index (US)
and the Nasdaq Retail Trade Stocks Index

(1)	The Nasdaq Stock Market Index (US) was prepared by the Center for Research in Security Prices and includes all U.S. Nasdaq Stock Market companies.

(2)	The Nasdaq Retail Trade Stocks Index was prepared by the Center for Research in Security Prices and includes all U.S. and foreign companies quoted and traded on Nasdaq that have a primary Standard Industrial Classification (SIC) Code in any of the following ranges: 5200-5599, 5700-5799 or 5900-5999.

(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The lines on the graph represent yearly index levels derived from compounded daily returns including all dividends. The indices are reweighted daily, using market capitalization on the previous trading day.

CERTAIN TRANSACTIONS

Relationships with the Price Family

Sol Price beneficially owns approximately 35.8% of the outstanding Common Stock. Sol Price is the father of Robert E. Price, the Chairman of the Board and Interim President and Chief Executive Officer of the Company. Robert E. Price beneficially owns approximately 40.2% of the outstanding Common Stock, including shares that may be deemed to be beneficially owned by Sol Price. Sol Price and Robert E. Price together beneficially own approximately 47.1% of the outstanding Common Stock. In addition, Sol Price beneficially owns approximately 8.3% of the outstanding Series A Preferred Stock and Robert E. Price beneficially owns approximately 5.5% of the outstanding Series A Preferred Stock, including shares that may be deemed to be beneficially owned by Sol Price. Sol Price and Robert E. Price together beneficially own approximately 8.3% of the outstanding Series A Preferred Stock, which is convertible, at the holder’s option, into approximately 1% of the outstanding Common Stock.

Sale of Series B Preferred Stock.  In July 2003, entities affiliated with Sol Price and Robert E. Price purchased an aggregate of 22,000 shares, representing all of the outstanding shares, of Series B Preferred Stock for an aggregate purchase price of $22,000,000. Sol Price beneficially owns approximately 77.3% of the outstanding Series B Preferred Stock, and Robert E. Price beneficially owns approximately 68.2% of the outstanding Series B Preferred Stock, including some shares that may be deemed to be beneficially owned by Sol Price. Sol Price and Robert E. Price together beneficially own all of the outstanding Series B Preferred Stock, which is convertible, at the holder’s option, into approximately 13.0% of the outstanding Common Stock.

Sale of Common Stock.  In October 2003, entities affiliated with Sol Price and Robert E. Price purchased an aggregate of 500,000 shares of Common Stock for an aggregate purchase price of $5,000,000.

Relationship with Price Legacy.  Sol Price has beneficial ownership through the Price Group and various family and charitable trusts of approximately 19.1% of the Common Stock (the “Price Legacy Common Stock”), 30.8% of the 8 3/4% Series A Cumulative Redeemable Preferred Stock (“Price Legacy Series A Preferred Stock”) and 8.5% of the 9% Series B Junior Convertible Redeemable Preferred Stock (the “Price Legacy Series B Preferred Stock”) of Price Legacy, formerly known as Price Enterprises, Inc. (“PEI”). Robert E. Price beneficially owns approximately 19.1% of the Price Legacy Common Stock, 27.5% of the Price Legacy Series A Preferred Stock and 8.5% of the Price Legacy Series B Preferred Stock, including shares that may be deemed to be beneficially owned by Sol Price, and served as the Chairman of the Board of PEI until November 1999. James F. Cahill, Murray L. Galinson and Jack McGrory, directors of the Company, each beneficially own approximately 19.2% of the Price Legacy Common Stock and approximately 15.9%, 15.7% and 15.2%, respectively, of the Price Legacy Series A Preferred Stock. Each of them also beneficially owns 8.5% of the Price Legacy Series B Preferred Stock, including shares that may be deemed to be beneficially owned by Sol Price and Robert E. Price. In addition, each is a director of Price Legacy and Jack McGrory serves as Chairman, President and Chief Executive Officer of Price Legacy.

The Price Legacy Series A Preferred Stock votes together with the Price Legacy Common Stock with one tenth of one vote per share. In addition, holders of the Price Legacy Series A Preferred Stock currently are entitled to elect four members of Price Legacy’s board of directors. The Price Legacy Series B Preferred Stock votes together with the Price Legacy Common Stock on all matters submitted to a vote of stockholders, other than the election of directors, with a number of votes per share equal to the number of shares of Price Legacy Common Stock into which a share of Price Legacy Series B Preferred Stock is then convertible, which is currently one vote per share.

The Company leases 42,000 square feet of office space from Price Legacy to house the Company’s headquarters. The Company pays $387,897 per year pursuant to a two-year lease commencing August 26, 1997 with five renewal options of two years each, the first three of which have been exercised by the Company.

Use of Private Plane.  From time to time during fiscal 2003, members of the Company’s management used a private plane owned in part by PFD Ivanhoe, Inc. to travel to business meetings in Central America and the Caribbean. The Price Group owns 100% of the stock of PFD Ivanhoe, and Sol Price and James F. Cahill are officers of PFD Ivanhoe. The Price Group’s members include Sol Price, Robert E. Price, James F. Cahill, Murray Galinson and Jack McGrory. Prior to March 2003, when the Company used the plane, it reimbursed PFD Ivanhoe for a portion of a fixed management fee and additional expenses PFD Ivanhoe incurred based on the number of hours flown, and also reimbursed PFD Ivanhoe for direct charges associated with use of the plane, including landing fees, international fees and catering. Since March 2003, the Company reimburses PFD Ivanhoe based on the amounts the passengers would have paid if they had flown a commercial airline. During fiscal 2003, the Company paid PFD Ivanhoe $137,483 to cover the costs associated with the Company’s use of the plane.

     Put Option Agreement. On December 15, 2003, the Company entered into an agreement with the Sol and Helen Price Trust, a trust affiliated with Sol Price, giving the Company the right to sell all or a portion of specified real property to the Trust at any time on or prior to August 31, 2004 at a price equal to the Company’s net book value for the respective properties and upon other commercially reasonable terms. The specified real property covers both the land and building at nine warehouse club locations. As of August 31, 2003, the net book value of this real property is approximately $54.8 million with approximately $33.1 million of encumbrances. Under the terms of the agreement, the Company would have the option, but not the obligation, to lease back one or more warehouse club buildings at an annual lease rate equal to 9% of the selling price for the building and upon other commercially reasonable terms.

Promissory Notes

In July 1999, Allan C. Youngberg purchased 3,658 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan. In connection with this purchase, Mr. Youngberg delivered to the Company a recourse promissory note in the amount of $149,978. The note bore interest at a rate of 5.85% per annum and had a term of six years. Under Mr. Youngberg’s severance agreement, the Company agreed to accept 3,658 shares of the Common Stock then owned by Mr. Youngberg in partial satisfaction of Mr. Youngberg’s promissory note and to forgive the balance of the obligation owed by Mr. Youngberg to the Company under the promissory note. See “Executive Compensation and Other Information — Employment Contracts.”

In August 1998, Brud E. Drachman, Thomas D. Martin and Edward Oats purchased 1,894, 10,000 and 1,180 shares of Common Stock, respectively, pursuant to the stock purchase feature of the 1998 Plan. These officers delivered to the Company promissory notes in the amounts of $19,357, $108,500 and $12,803, respectively. In August 1998, the Gans Blackmar Stevens Profit Sharing Plan FBO Robert M. Gans purchased 8,750 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $94,937.50. In August 1998, William J. Naylon purchased 7,500 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $81,375. In April 2000, John Hildebrandt purchased 3,738 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $149,987. The promissory notes delivered by Messrs. Drachman, Martin, Naylon and Oats, and the Gans Blackmar Stevens Profit Sharing Plan initially were non-recourse notes and bore interest at a rate of 6% per annum and had terms of six years. These notes were amended in June 1999 to become recourse notes, bearing interest at a rate of 5.85%. Mr. Hildebrandt’s note is also a recourse note, bearing interest at a rate of 5.85%. The initial principal amount on each of the promissory notes remains outstanding, and all of the notes become immediately due and payable upon the termination of the employee’s employment for any reason.

Relationships with Edgar A. Zurcher

Edgar A. Zurcher has been a director of the Company since November 2000 and a director and officer of PSMT Caribe, Inc. since its inception in December 1998. During fiscal 2003, the Company had the following transactions and relationships with either Mr. Zurcher or with entities with which he was affiliated:

Zurcher, Montoya & Zurcher.  Mr. Zurcher is a partner in the law firm Zurcher, Montoya & Zurcher in Costa Rica. During fiscal 2003, the firm provided legal services to the Company.

Other Relationships.  Mr. Zurcher is a director and, directly and through his family, a 17% shareholder of a beverage company from which the Company purchased an aggregate of $149,100 of products in fiscal 2003. Mr. Zurcher is indirectly a 40% shareholder of a real estate development company from which the Company received an aggregate of $190,497 for construction management services in fiscal 2003.

Relationships with PSC, S.A.

PSC, S.A. beneficially owns approximately 10.3% of the outstanding Common Stock. In addition, Mr. Zurcher is a director and 9.1% shareholder of PSC, S.A. In August 2002, the Company entered into a joint venture agreement with PSC, S.A. to form a new subsidiary to construct and operate a warehouse store in Nicaragua. The Company owns a 51% interest and PSC, S.A. owns the remaining 49% interest in the subsidiary. In connection with the joint venture, in September 2002, PSC, S.A. purchased 79,313 shares of Common Stock from the Company at a price of $33.50 per share, which is equivalent to the Company’s capital investment in the joint venture.

Relationships with Grupo Gigante, S.A. and Angel Losada M.

Gigante beneficially owns approximately 5.1% of the outstanding Common Stock and 75.0% of the outstanding Series A Preferred Stock. In January 2002, the Company entered into a 50/50 joint venture with Gigante to construct and operate warehouse stores in Mexico. In addition, Angel Losada M., one of the directors of the Company, is currently Chairman of the Board of Directors and Executive President of Gigante. Mr. Losada also owns 13.5% of the common stock of Gigante, and together with members of his family, owns an aggregate of 69.4% of the common stock of Gigante. In fiscal 2003, Gigante purchased an aggregate of $400,697 of products from PriceSmart Mexico, the 50/50 joint venture subsidiary in Mexico.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Proposed Amendment

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), as currently in effect, provides that the Company is authorized to issue 15,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. In October 2003, the Board authorized an amendment (the “Amendment”) to the Certificate to increase the authorized number of shares of Common Stock to 20,000,000 shares. The Amendment will make no change in the number of authorized shares of Preferred Stock.

If adopted, the Amendment would cause the first paragraph of Article Fourth of the Company’s Amended and Restated Articles of Incorporation to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 22,000,000, which shall consist of 20,000,000 shares of Common Stock, each having a par value of $.0001 (the “Common Stock”), and 2,000,000 shares of Preferred Stock, each having a par value of $.0001 (the “Preferred Stock”).”

As of October 31, 2003, the Company had 7,371,913 shares of Common Stock issued and outstanding, 20,000 shares of Series A Preferred Stock issued and outstanding, which were convertible into 533,333 shares of Common Stock, 22,000 shares of Series B Preferred Stock issued and outstanding, which were convertible into 1,100,000 shares of Common Stock, 1,035,090 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and 298,670 shares of Common Stock reserved for future grants under the Company’s stock option plans.

Purpose and Effect of Amendment

The principal purposes of the Amendment, among others, are to authorize additional shares of Common Stock that will be available in the event that the Board determines to raise additional capital through the sale of securities, to acquire another company or its business or assets, to establish a strategic relationship with a corporate partner or to grant awards under its future stock option plans. If the Amendment is adopted, 5,000,000 additional shares of Common Stock will be available for issuance by the Board without any further stockholder approval, although certain large issuances of shares may require stockholder approval in accordance with the requirements of the Nasdaq Stock Market. The Board believes that it is desirable for the Company to have the flexibility to issue the additional shares without further stockholder approval. The Company has no current plans or proposals to issue any portion of the additional shares to be authorized under this proposal.

The additional shares could be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock. The holders of Common Stock have no preemptive rights to purchase any stock of the Company, except for preemptive rights granted to International Finance Corporation under a common stock purchase agreement entered into in April 2002. In addition, the Board’s ability to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the Amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board to discourage, delay or make more difficult a change in the control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the Board in opposing a hostile takeover bid. The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of delaying or preventing an unsolicited takeover attempt, including provisions of the Certificate authorizing the Board to issue Preferred Stock with terms, provisions and rights fixed by the Board. The Board is not aware of any pending or proposed effort to acquire control of the Company.

Vote Required

The approval of the Amendment requires the affirmative vote of a majority of the outstanding Common Stock. An abstention or “broker non-vote” is not an affirmative vote and therefore will have the same effect as a vote against the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

GENERAL

Independent Accountants

The Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent accountants for the 2004 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees.  The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal year ended August 31, 2003 and the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended August 31, 2003 were $978,000.

Financial Information Systems Design and Implementation Fees.  No fees were billed to the Company for professional services rendered by Ernst & Young LLP relating to the design and implementation of the Company’s financial information systems during the year ended August 31, 2003. In addition, pursuant to recently enacted legislation, Ernst & Young LLP will not provide future services relating to the design and implementation of the Company’s financial information systems.

All Other Fees.  The aggregate fees billed for all other services rendered by Ernst & Young LLP to the Company for the year ended August 31, 2003 were $671,000. These fees included fees billed for professional services rendered for tax services (primarily tax compliance) and for other consulting services (including transfer pricing studies) in the amounts of $427,000 and $244,000, respectively.

The Company’s Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Compliance with Section 16(a) of the Exchange Act

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10 percent or more of the Common Stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of Common Stock. Based solely on its review of such forms received by it and the written representations of its Reporting Persons, the Company has determined that no Reporting Persons known to it were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, other than that PSC, S.A. did not timely report its purchase of 79,313 shares of common stock in September 2002.

Stockholder Proposals

A proposal to be considered for inclusion in the Company’s proxy statement for the next annual meeting must be received by the Secretary of the Company not later than August 26, 2004 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal submitted after November 9, 2004 will not be considered timely. Holders of proxies which expressly confer discretionary authority may vote for or against an untimely proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2003 will be mailed to stockholders of record on or about December 24, 2003. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 4649 Morena Blvd., San Diego, California 92117, Attention: Secretary.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Robert M. Gans
Secretary

Dated: December 24, 2003

C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to PriceSmart, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Please mark, sign, date and return the proxy card
promptly using the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PSMRT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRICESMART, INC.

1.	ELECTION OF DIRECTORS

	01) 02)	Rafael E. Barcenas James F. Cahill	07) 08)	Angel Losada M. Jack McGrory				For All	Withhold All	For All Except	To withhold authority to vote for one or more nominees, mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	03)	Murray L. Galinson	09)	Robert E. Price
	04)	Katherine L. Hensley	10)	Edgar A. Zurcher				|_|	|_|	|_|
	05) 06)	Leon C. Janks Lawrence B. Krause

					For	Against	Abstain
2.	To approve the amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company's Common Stock from 15,000,000 to 20,000,000 shares.
					|_|	|_|	|_|

NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date						Signature (Joint Owners)				Date

PRICESMART, INC.
4649 Morena Boulevard
San Diego, California 92117

The undersigned stockholder of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Robert M. Gans and J. Ernesto Grijalva, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Thursday, January 8, 2004 at 10:00 a.m. Pacific Standard Time, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the proposals listed on the reverse side.

(Continued and to Be Signed on the Reverse Side)